                                 Exhibit 10(n)

                     Executive Employment Agreement, dated
                 July 1, 1994, between R. G. Barry Corporation
                              and Christian Galvis

                         EXECUTIVE EMPLOYMENT AGREEMENT

          This EXECUTIVE EMPLOYMENT AGREEMENT is entered into this 1st day of July, 1994 between R.G. Barry Corporation, an Ohio corporation (the "Company"), and Christian Galvis (the "Executive") under the following circumstances:

     A. Executive is presently employed by the Company in an executive capacity;

     B. The Company desires by this Agreement to provide for the continued employment of Executive by the Company; and

     C. Executive desires to continue his employment with the Company upon the terms and conditions stated herein.

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

          Section 1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue in the employ of the Company, on the terms and conditions set forth herein.

          Section 2. Term of Employment. The term of employment of Executive by the Company under this Agreement shall commence on the date of this Agreement (the "Agreement Date") and end on the date which is the third anniversary date of the Agreement Date (the "Term of Employment").

          Section 3.  Position and Duties.

          (a) Position. During the Term of Employment, the Company shall employ Executive as, and Executive shall serve as, the Executive Vice President, Operations, of the Company with his duties, authority and responsibilities to be of the same character as those being performed and exercised by him at the time of entering into this Agreement or in such other capacity or capacities of at least equal standing and dignity connected with the business of the Company as the Company shall from time to time determine, provided that any change of capacity shall be subject to Executive's reasonable approval.

          (b) Duties. Executive shall devote his full-time efforts to the business and affairs of the Company and shall perform his duties faithfully, diligently, and to the best of his ability and in conformity with the policies of the Company and under and subject to such reasonable directions and instructions as the Board of Directors or the Chief Executive Officer of the Company may issue from time to time.

          Section 4.  Compensation and Related Matters.

          (a) Salary. The Company shall pay Executive a salary of not less than $190,000 per year payable in approximately equal installments in accordance with the Company's normal pay schedule. In the event the Company shall at any time or times after the Agreement Date increase Executive's salary, then Executive's salary under this Agreement for any period after any such increase shall be not less than the last amount to which the Company increased the salary of Executive (such salary including increases granted after the Agreement Date is hereinafter re ferred to as "Basic Salary"). Compensation of Executive by Basic Salary payments shall not be deemed exclusive and shall not prevent Executive from participating in any other compensation or benefit plan of the Company. The Basic Salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's Basic Salary hereunder.

          (b) Expenses. During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (c)  Other Benefits.  During the term of Employment:

               (1) The Company, at its expense, shall provide and maintain a policy of insurance on Executive's life providing for a death benefit payable to Executive's beneficiaries or estate in an amount that is not less than the amount of coverage provided by the life insurance policy on Executive's life maintained by the Company for Executive's benefit on the date of this Agreement.

               (2) Executive shall be entitled to receive such perquisites and fringe benefits historically provided by the Company to its senior executives, including, without limitation, the exclusive use of an automobile;

               (3) Executive shall be entitled to participate in the Company's Salaried Employees' Pension Plan (the "Pension Plan"), Supplemental Retirement Plan (the "Supplemental Plan") and Employee Stock Ownership Plan, as any or all of the same may be amended from time to time, or any substitute or successor plans;

               (4) Executive shall be entitled to participate in the Company's Short-Term Incentive Plan (STIPS), as the same may be amended from time to time, or any substitute or successor plan, at a maximum annual level equal to 60% of his Basic Salary; and

               (5) Executive shall be entitled to receive all other employee benefits, including, without limitation, medical, dental, group life and accidental death insurance benefits as are or in the future may be provided by the Company to its key employees.

          Section 5.  Termination.

          (a) Termination of Employment Other Than by Executive. Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                    (1) Death. Executive's employment hereunder shall terminate upon his death.

                    (2) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of four consecutive months, and within thirty days after written notice of termination is given (which may occur before or after the end of such four month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder for Disability.

                    (3) Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder only upon:

                         (i) The willful and continued refusal by the Executive to perform his duties with the

          Company (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which it is believed that the Executive has refused substantially to perform his duties;

                         (ii) Failure of Executive to comply with any applicable law or regulation affecting the Company's business;

                        (iii) The commission by Executive of an act of fraud upon or an act evidencing bad faith or dishonesty toward the Company;

                         (iv) Conviction of Executive of any felony or misdemeanor involving moral turpitude;

                          (v) The misappropriation by Executive of any funds, property, or rights of the Company; or

                         (vi) Executive's breach of any of the provisions of this Agreement.

          (b) Termination of Employment by Executive. Executive may terminate his employment hereunder for Good Reason. As used herein "Good Reason" means any of the following:

               (1) The assignment to Executive, without his express consent, of any duties materially inconsistent with his position, duties, responsibilities and status with the Company on the Agreement Date, or a change in Executive's responsibilities, as in effect on the Agreement Date, which materially diminishes Executive's responsibilities with the Company when considered as a whole; provided, however, that the foregoing shall not constitute Good Reason if done in con nection with the termination of Executive's employment because of Disability or for Cause.

                    (2)  A reduction by the Company in Executive's Basic Salary.

                (3)  Failure by the Company to comply with the provisions of
          Section 4(c).

                (4) The Company's requiring Executive to be based anywhere other than the location where Executive is based on the Agreement Date, if the same requires Executive to relocate his principal residence; or, in the event Executive consents to being based anywhere other than such location, the failure by the Company to pay (or reimburse Executive for) all rea sonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation.

                (5) The failure of the Company to obtain the assumption of this agreement by any successor as provided in Section 9.

          (c) Notice of Termination. Any termination of Executive's employment by the Company or by Executive other than termination pursuant to Section 5(a)(1) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (d) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 5(a)(2), thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), or (iii) if Executive's employment is terminated for any other reason, the date on which the Notice of Termination is given.

          Section 6.  Compensation Upon Termination or During Disability.

          (a) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his Basic Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(a)(2), provided that payments of Basic Salary so made to Executive shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such salary payment under disability benefit plans of the Company and which were not previously applied to reduce any payment of Basic Salary.

          (b) Death. If Executive's employment is terminated by his death, the Company shall pay to Executive's estate his full Basic Salary through the Date of Termination at the rate in effect on the date of death and shall thereafter have no further obligations to Executive under this Agreement.

          (c) Termination for Cause. If Executive's employment shall be terminated for Cause, the Company shall pay Executive his full Basic Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement.

          (d) Termination For Good Reason or Without Cause. In the event Executive terminates his employment with the Company for Good Reason or the Company terminates Executive's Employment for any reason other than for Cause or Disability, in either case at any time prior to the expiration of the Term of Employment, Executive shall be entitled to the following payments and benefits:

              (1) The Company shall pay to the Executive, not later than 30 days following the Date of Termination, the Executive's accrued but unpaid Basic Salary through the Date of Termination plus compensation for current and carried-over unused vacation and compensation days in accordance with the applicable personnel policy.

              (2) In lieu of any further payments of salary or bonus to the Executive after the Date of Termination, the Company shall pay to the Executive, not later than ten (10) days following the Date of Termination, a lump sum cash severance payment (the "Severance Payment") equal to the total compensation (including bonus) paid to or accrued for the benefit of the Executive by the Company for services rendered during the twelve-month period immediately preceding the Date of Termination.

          (e) After payment of the sums described in subpara graphs (d)(1) and
(d)(2) above, the Company shall have no further obligations to Executive under this Agreement; provided that the Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement relating to employee benefits provided by the Company.

          (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for him in this Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          Section 7.  Non-Competition; Confidentiality

          (a) Period. During Executive's employment with the Company and for a period of two years following any termination of Executive's employment with the Company (other than following a Change of Control (as defined below)), Executive shall not, as a shareholder, employee, officer, director, partner, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in Competition with the Company.

          (b) Competition with the Company. For purposes of this Agreement, (i) the words "Competition with the Company" shall be deemed to include competition with the Company or any entity controlling, controlled by or under common control with the Company (an "Affiliate"), or their respective successors or assigns, or the business of any of them, and (ii) a business or enterprise shall be deemed to be in Competition with the Company if it is engaged in any business activity which is the same or comparable to any business activity of the Company or any Affiliate from time to time during the Term of Employment in any geographic area of the United States in which the Company or any Affiliate conducted such business. Notwithstanding the foregoing, nothing herein contained shall prevent Executive from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

          (c) Interpretation of Covenant. The parties hereto agree that the duration and area for which the covenant not to compete set forth in this
Section 7 is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and ever county of each and every state of the United States of America where the covenant not to compete is intended to be effective. The provisions of this Section 7 shall survive any termination of this Agreement.

          (d) Prohibition on Disclosure or Use. Executive shall at all times keep and maintain Confidential Information (as defined below) confidential, and Executive shall not, at any time, either during or subsequent to the Term of Employment, either directly or indirectly, use any Confidential Information for Executive's own benefit or divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever other than employees or agents of the Company having a need to know such Confidential Information, and only to the extent necessary to perform their responsibilities on behalf of the Company and other than in the performance of Executive's duties hereunder.

          (e) Definition of Confidential Information. "Confidential Information" shall mean any and all information (excluding information in the public domain) related to the business of the Company or any Affiliate, including without limitation all processes; inventions; trade secrets; computer programs; engineering or technical data, drawings, or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; plans and forecasts; new product information; information concerning suppliers; methods and manner of operations; and information relating to the identity and location of all past, present, and prospective customers.

          (f) Equitable Relief. Executive's obligations contained in this
Section 7 are of special and unique character which gives them a peculiar value to the Company, and the Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations. Executive therefore expressly agrees that, in addition to any other rights or remedies which Company may possess, the Company shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of said obligations by Executive.

          (g) Definition of Change of Control. A "Change of Control" shall be deemed to have occurred if (i) any "person" (as that term is used in 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on the date hereof), including any "group" as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof (an "Acquiring Person"), shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 25% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. Anything contained in this paragraph (g) to the contrary notwithstanding, a "Change of Control" shall not be deemed to have occurred if the Acquiring Person is Gordon Zacks or any entity or group in which he is an investor or participant.

          Section 8. Waiver. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement by the other party hereto, shall not be construed as a waiver or as a relinquishment of any right granted hereunder to the party failing to insist on such performance, or as a waiver of the future performance of any such term, covenant or condition, but the obligations hereunder of both parties hereto shall remain unimpaired and shall continue in full force and effect.

          Section 9.  Successors; Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal repre sentatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there by no such designee, to his estate.

          Section 10. Arbitration. Any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator shall be final, conclusive, and nonappealable and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by both the Company and the Executive. In the absence of such approval, each party shall designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and the two persons so desig nated shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Columbus, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.

          Section 11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to

                    Christian Galvis

                    -----------------------------
                    -----------------------------

and in the case of the Company, to the principal executive offices of the Company, provided that all notices to the Company shall be directed to the attention of the Company's Chief Executive Officer with copies to the Secretary of the Corporation and to its Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          Section 12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.

          Section 13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

                              R.G. BARRY CORPORATION


                              By: /s/ Gordon Zacks
                                  ------------------------------
                              Title: Chairman-CEO
                                     ---------------------------


                              /s/ Christian Galvis
                              ----------------------------------
                              Christian Galvis